Exhibit 4.5(e)

                         ENTERPRISE FUNDING CORPORATION
                      c/o MERRILL LYNCH MONEY MARKETS INC.
                      World Financial Center - South Tower
                               225 Liberty Street
                            New York, New York 10281


August 20, 1996


Ms. Melanie Otto
Performance Funding Corporation
250 North Shadeland Avenue
Indianapolis, Indiana 46219

Dear Melanie:

This letter is to confirm our agreement to amend the Transfer and Administration Agreement (the "Agreement") between Union Acceptance Corporation (the "Collection Agent), Performance Funding Corporation (the "Transferor") and Enterprise Funding Corporation (the "Company") dated July 24, 1995 and as amended to date. The Agreement shall be amended as follows and shall be effective as of today:

         In Section 7.1(q) (as amended on October 12, 1995), the reference to "prior to March 31, 1996 and thereafter within any period of six consecutive calendar months following the date of the preceding Take-Out" shall be amended to read "after March 31, 1996 and prior to December 31, 1996, and thereafter within any.period of six consecutive calendar months following the date of the preceding Take-Out".

The Transferor hereby represents and warrants that the representations and warranties of the Transferor set forth in Section 31 of the Transfer and Administration Agreement are true and correct as of the date hereof (except those representations and warranties set forth therein which specifically relate to an earlier date).

All other terms and conditions of the Agreement not amended by this letter agreement shall remain unchanged and in full force and effect.




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If this letter  correctly  sets forth our  agreement,  please sign the  enclosed duplicate original and return to Suzy Edmiston, NationsBank Investment Banking, NationsBank Corporate Center, 10th Floor. Charlotte. North Carolina 282,55 by August 30, 1996.

Sincerely,

ENTERPRISE CORPORATION


By:      /s/ Stuart L. Cutler
Name:  Stuart L. Cutler
Title:            Vice President

Accepted and Agreed:

UNION ACCEPTANCE CORPORATION                         PERFORMANCE FUNDING
                                                               CORPORATION


By:      /s/ John M. Stainbrook                        By: /s/ Rick A. Brown
Name:  John M. Stainbrook                              Name:  Rick A. Brown
Title:            President                            Title:   Vice President



















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